UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NET 1 UEPS TECHNOLOGIES, INC.

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NET 1 UEPS TECHNOLOGIES, INC.
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 17, 2021
___________________________

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 17, 2021 at 16:00 local time (9am Eastern Time), for the following purposes:

1. To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

3. To hold an advisory vote to approve executive compensation.

4. To transact such other business and act upon any such other matters which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 24, 2021, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2021, which is enclosed with this proxy statement.

Sincerely,

Kuben Pillay Chairman	Chris G.B. Meyer Group Chief Executive Officer
Johannesburg, South Africa October 1, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 17, 2021. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register ("South African Shareholders") are referred to the special instructions contained on page 5 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.

___________________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9am Eastern Time) on November 17, 2021
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa
Record Date	September 24, 2021

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting and the recommendation of our Board of Directors (our "Board") with respect to each such proposal. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our annual report on Form 10-K.

Proposal 1

Election of Directors

The Board has nominated all eleven of our current directors for re-election at the annual meeting to hold office until the 2022 annual meeting. More information about this proposal can be found on pages 6-8.

Recommendation: Our Board recommends a vote FOR each of the director nominees.

Proposal 2

Ratification of Independent Registered Public Accounting Firm

The Board is asking shareholders to ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2022. More information about this proposal can be found on page 9.

Recommendation: Our Board recommends a vote FOR the ratification of the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm.

Proposal 3

Advisory Vote to Approve Executive Compensation

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation." More information about this proposal can be found on page 9.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.

This proxy statement was first mailed to shareholders on or about October 4, 2021.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of highlights of our governance profile.

Board Conduct and Oversight	Independence and Participation	Shareholder Rights

✓ Regular risk assessment

✓ Standards of ethics applied to all directors, executive officers and employees

✓ Significant time devoted to succession planning and leadership development efforts

✓ Annual evaluations of the Board and its committees

✓ Separate Chairman of the Board and Chief Executive Officer

✓ Independent Chairman

✓ Seven of eleven directors are Nasdaq-independent

✓ Executive sessions of non-employee directors are generally held at each Board and committee meeting

✓ Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors

✓ Special meeting right for shareholders holding an aggregate of 10% of voting stock

✓ All directors annually elected; no staggered Board

✓ No "Poison Pill"

✓ No supermajority voting requirements to change organizational documents

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on September 24, 2021, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 56,996,214 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in "street name"), that are not voted (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

  Proposal No 1-Our eleven director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.
  Proposal No. 2-The ratification of the selection of Deloitte & Touche (South Africa) ("Deloitte") to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.
  Proposal No. 3- The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and, if a proposal comes up for a vote at the annual meeting that is not on the proxy, according to the best judgment of the persons named in the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

  FOR each of the director nominees;

  FOR the ratification of the selection of Deloitte as our independent registered public accounting firm; and

  FOR the approval of executive compensation.

If your shares are held in "street name," and you do not instruct the bank or broker how to vote your shares on Proposals 1 or 3, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares in "street name", you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "UEPS" and, via a secondary listing, on the Johannesburg Stock Exchange ("JSE"), in South Africa under the symbol "NT1." Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is JSE Investor Services (Pty) Ltd ("JSE Investor Services"), 13th Floor, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We have set our record date as September 24, 2021, however, this was a public holiday in South Africa and therefore we have used September 23, 2021, as the record date for our South African Shareholders. We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked "Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register" must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to JSE Investor Services so as to reach them by 16:00, local time, on November 12, 2021. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant ("CSDP") or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to JSE Investor Services.

Solicitation

The Board is soliciting your proxy to vote your shares at the annual meeting. We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election eleven of our current directors (see "Information Regarding the Nominees" for information on all directors), each for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR the election of each of the director nominees.

Information Regarding the Nominees

Kuben Pillay 60 years old Director since 2020

Mr. Pillay serves on South African public and private corporate boards including as Chairman of Sabvest Limited (JSE: SBV), lead independent director of OUTsurance and as a non-executive director of Transaction Capital Limited (JSE: TCP). He was the non-executive chairman of the Primedia Group from 2014 to 2016, and also served as its group CEO from 2009 to 2014. Mr. Pillay was a managing financial partner at public interest law firm, Cheadle Thompson and Haysom, before joining Mineworkers Investment Company ("MIC") in 1996 as a founding executive director, and later serving as the non-executive chairman. Mr. Pillay most recently served as the independent non-executive chairman of Cell C Limited from August 2017 to October 2019. Mr. Pillay has a BA LLB from the University of the Witwatersrand, Johannesburg, and a Masters in Comparative Jurisprudence from Howard University, Washington DC.

The Board believes that Mr. Pillay's expertise in legal and corporate governance, and media and consumer affairs and broad experience as a director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Chris G.B. Meyer 50 years old Director since 2021

Mr. Chris G.B. Meyer has been our Group Chief Executive Officer since July 1, 2021. Prior to joining us, he was the Head of Corporate & Investment Banking and Joint Managing Director at Investec Bank Plc, a LSE-listed specialist bank and wealth manager, having served in many different roles within the Investec Group since 2001. He was also an executive director for various international and regional subsidiaries of Investec Bank Plc. He is a member of the South African Institute of Chartered Accountants, holds an MSc Finance from the London Business School and a Post Graduate Diploma in Accounting from the University of Cape Town.

The Board believes that Mr. Chris G.B. Meyer's experience with corporate transactions and strong leadership skills make him a valuable member of our Board.

Alex M.R. Smith 52 years old Director since 2018

Mr. Smith has been our Chief Financial Officer, Treasurer and Secretary since March 2018 and previously served as our interim Chief Executive Officer from October 2020 until July 2021. From August 2008 until February 2018, Mr. Smith served as Director and Chief Financial Officer of Allied Electronics Corporation Limited ("Altron"), a JSE-listed company. Prior to joining Altron, Mr. Smith worked in various positions at PricewaterhouseCoopers in Edinburgh, Scotland and Johannesburg from 1991 to 2005. Mr. Smith holds a Bachelor of Law (Honours) degree from the University of Edinburgh and is a member of the Institute of Chartered Accountants of Scotland.

The Board believes that Mr. Smith's financial and accounting expertise and experience with corporate transactions and capital markets make him well-suited to serve as a director.

Lincoln C. Mali 53 years old Director since 2021

Mr. Mali has been our Chief Executive Officer: Southern Africa since May 1, 2021. Mr. Mali is a financial services executive with over 25 years in the industry. Until April 2021, he was the Head of Group Card and Payments at Standard Bank Group, having served in many different roles within that organization since 2001. Mr. Mali chaired the board of directors of Diners Club South Africa until April 2021, and was a member of the Central and Eastern Europe, Middle East and Africa Business Council for Visa. Mr. Mali holds Bachelor of Arts (BA) and Bachelor of Laws (LLB) degrees from Rhodes University, an MBA from Henley Management College, various diplomas and attended an Advanced Management Program at Harvard Business School.

The Board believes that Mr. Mali's strong relationships and network with key industry players in South Africa and his motivational leadership style make him well-suited to serve as a director.

Antony C. Ball 62 years old Director since 2020

Mr. Ball is co-founder and chairman of Value Capital Partners (Pty) Ltd ("VCP"), a South Africa-based investment firm. Prior to VCP, Mr. Ball co-founded Brait in 1990, a leading South African private equity firm, regarded as a pioneer of private equity in the region, and held various leadership positions, including Deputy Chairman and CEO, between 1998 and 2011 when he left the company. Mr. Ball led Brait's investment in Net1 in 2004, and served as a non-executive director of the Company until 2012. Mr. Ball has a B Comm (Hons) from UCT, is a CA(SA), and completed an M Phil in Management Studies from Oxford University, where he studied as a Rhodes Scholar.

The Board believes that Mr. Ball's expertise in private equity, public markets, finance, accounting and corporate governance and broad experience as an officer and director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Nonkululeko N. Gobodo 60 years old Director since 2021

Ms. Gobodo is the first black female-chartered accountant in South Africa and brings a wealth of accounting and auditing experience from over 35 years of executive experience. She also has extensive experience as a non-executive director, having served on many boards including JSE listed Clicks Group Limited, PPC Limited and Shoprite Holdings Limited, as well as, Mercedes Benz, Imperial, the SA Maritime Authority, and the South Africa Revenue Service audit committee. She is a pioneer in her field, having established her own successful accounting and audit firm during the apartheid era. The firm grew to become SizweNtsalubaGobodo ("SNG"), the largest black accounting firm in South Africa and fifth-largest. In 2018, SNG acquired the Grant Thornton South Africa license. In 2016, Ms. Gobodo founded Nonkululeko Leadership Consulting, a boutique, black-owned and managed leadership consulting firm based in Sandton and served as its CEO for five years. In May 2021, she started Awakened Global, a movement that calls for Africans and women to awaken to their authentic power.

The Board believes that Ms. Gobodo's experience in finance and audit and knowledge of the South African marketplace provide necessary and desired skills, experience and South African-centric perspective to our Board.

Ian Greenstreet 62 years old Director since 2020

Mr. Greenstreet is chairman and founder of Infinity Capital Partners Ltd and currently sits on the advisory committee of the London Stock Exchange as well as the board of the United Bank of Africa in London. Mr. Greenstreet represented the IFC on the board of Assupol Holdings and Assupol Life Insurance in South Africa, served on the board of Diamond Bank in Nigeria, was a representative of the FMO (the Dutch state Development Bank) and served on the board of Bank of Africa. Mr. Greenstreet was regional head of risk for ABN AMRO Bank and a board member and head of Henderson Fund Management in Luxembourg. Mr. Greenstreet has attended a program at Harvard Business School on driving Digital and Social Strategy and is a fellow of the Institute of Chartered Accountants in England and Wales (FCA) having trained with Deloitte in London. He has been recognized as one of the 100 most influential black people in the UK for the last four consecutive years as well as in the UK's top 50 of Black Asian Minorities ("BAME") in 2016.

The Board believes that Mr. Greenstreet's substantial financial institutions experience; his risk, financial and accounting expertise; and his skills in dealing with corporate governance issues make him a valuable member of our Board.

Javed Hamid 77 years old Director since 2020

Mr. Hamid is currently a senior advisor to the International Executive Service Corps and held various positions with the International Finance Corporation ("IFC"), a member of the World Bank Group, and a major shareholder in Net1, from 1979 to 2006. He was on the Management Committee of IFC and served as the Regional Director for East Asia and Pacific Region. He was on the board of listed banks in Pakistan and Serbia. He currently chairs the board of Small Enterprise Assistance Funds (USA) and is on the board of Salem University (USA) and Asia Research Capital Management (Hong Kong). He has extensive international banking, investment and project finance experience and a strong background in investing in emerging markets, structuring investments, managing international investment portfolios, and providing technical assistance to companies in developing countries. He has a keen interest in sustainable development and corporate governance issues. Mr. Hamid holds a Master of Business Administration, from Harvard Business School, a Master of Arts from the University of Cambridge, a Bachelor of Arts in Economics, from the University of Cambridge and a Bachelor of Arts in Economics, Mathematics and Statistics, from the University of Punjab.

The Board believes that Mr. Hamid's substantial international experience; risk and financial expertise; his experience managing international investments, and his skills in dealing with corporate governance issues make him a valuable member of our Board.

Ali Mazanderani 39 years old Director since 2020	Mr. Mazanderani is a fintech investor and entrepreneur. He is the co-founder and chairman of SaltPay. He is also a non-executive director on the board of several companies including StoneCo (Nasdaq: STNE) in Brazil. He was formerly a Partner at Actis, an emerging market private equity firm, where he led multiple landmark fintech investments globally. Prior to his career at Actis, Mr. Mazanderani was the lead strategy consultant for First National Bank based in Johannesburg and prior to that, he advised private equity and corporate clients for OC&C Strategy Consultants in London.

He holds a Bachelors degree in Economics from the University of Pretoria, a Masters in Economics from Oxford University, a Masters in Economic History from the London School of Economics, a Masters in Business Law from the University of St. Gallen and an MBA from INSEAD.

The Board believes that Mr. Mazanderani's international experience in strategy, payments, technology, and private equity provide necessary and desired skills, experience and perspective to our Board.

Monde Nkosi 31 years old Director since 2020

Mr. Nkosi is an investor with experience in private and public equities in South Africa and the U.S. He is an executive director of VCP and a non-executive director of several listed businesses, including ADvTECH Limited and Grand Parade Investments Limited. He was previously on the investment team of FFL Partners, a San Francisco-based private equity firm managing more than $2 billion. Prior to that, Mr. Nkosi was a management consultant at Bain & Company, focused on financial services and telecommunications clients across Sub-Saharan Africa. Mr. Nkosi holds a Bachelor of Business Science from the University of Cape Town, a Master of Arts in Education from the Stanford Graduate School of Education, and an MBA from the Stanford Graduate School of Business.

The Board believes that Mr. Nkosi's expertise in corporate strategy, corporate finance and capital allocation make him a valuable member of our Board.

Ekta Singh-Bushell 49 years old Director since 2018

Ms. Singh-Bushell serves as a member of the board and chair of the technology committee for Huron Consulting Group (NASDAQ: HURN), a global consulting company offering services to healthcare, higher education, and life sciences and commercial industries; DBI, Inc. (NYSE: DBI), a leading footwear and accessories manufacturer and retailer, where she is a member of the audit and nominating and corporate governance committees; TTEC, Inc. (NASDAQ: TTEC), a leading global customer experience technology and services company, focusing on the design, implementation, and delivery of transformative customer experience for various brands, where she is a member of the audit, nominating and corporate governance committees; and Datatec Limited (JSE: DTC), an international ICT solutions and services group, where she serves as Lead Independent Director and is a member of the audit, risk and compliance and nomination committees. From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York. She also serves as a strategic board advisor to DecisionGPS LLC, a business analytics start-up. Prior to 2016, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global IT Effectiveness leader, US innovation & digital strategy leader; and chief Information security officer. Ms. Singh-Bushell is a member of the board of Women's Health Access Matters, a non-profit that supports increased awareness in women's health research, and between 2004 and 2014 she served in various leadership roles for the Asian American Federation. Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, information systems security, audit, and control.

Ms. Singh-Bushell's experience in finance, audit, technology, and cybersecurity, as well as her international experience bring relevant and necessary skills, experience, and perspective to our Board.

In considering Ms. Singh-Bushell's nomination to the Board for 2021, the Nominating & Governance Committee of the Board considered all of Ms. Singh-Bushell's Board commitments and determined that they, in the aggregate, do not interfere with her commitments to Net1. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell attains from these additional commitments provide an important dimension to the Net1 Board, especially in the financial services and technology areas which are all directly relevant to our business

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2022. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR the ratification of the selection of Deloitte.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation," to whom we refer as our "named executive officers" or "NEOs". This proposal, which is commonly referred to as "say on pay," is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The "Executive Compensation" section of this proxy statement beginning on page 15, including the "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2021.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the "SEC"), including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis."

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2021, our Board held a total of nine meetings. Each of our directors attended 100% of the total number of such meetings and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

Messrs. Ball, Nkosi, K. Pillay and Smith attended last year's annual meeting. The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings. The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that Messrs. Greenstreet, Hamid, K. Pillay, and Mses. Gobodo and Singh-Bushell are "independent" as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees. Messrs. Ball and Nkosi are "independent" as defined under Nasdaq Rule 5605(a)(2), as that term relates to membership on the Board and the various Board committees other than the Audit Committee.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee, a Nominating and Corporate Governance Committee, a Social and Ethics Committee and a Capital Allocation Committee (collectively, the "Board Committees"). The current members of our Board Committees are presented in the table below:

Director	Audit Committee	Remuneration Committee	Nominating and Corporate Governance Committee	Social and Ethics Committee	Capital Allocation Committee
Antony C. Ball		X*	X		X*
Nonkululeko N. Gobodo	X			X*
Ian O. Greenstreet	X				X
Javed Hamid			X
Lincoln C. Mali (#)
Ali Mazanderani					X
Chris G.B. Meyer (#)
Monde Nkosi		X			X
Kuben Pillay (*)		X	X*	X
Ekta Singh-Bushell	X*		X	X
Alex M.R. Smith (#)
# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Mses. Singh-Bushell and Gobodo and Mr. Greenstreet, with Ms. Singh-Bushell acting as the Chairperson. The Board has determined that Mses. Singh-Bushell and Gobodo are each an "audit committee financial expert" as that term is defined in applicable SEC rules, and that all members meet Nasdaq's financial literacy criteria. The Audit Committee held eight meetings during the 2021 fiscal year. See "Audit Committee Report" on page 29.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit the qualifications and independence of our registered public accounting firm the organization and performance of our internal audit function	Compliance Processes compliance with SEC and other legal and regulatory requirements compliance with ethical standards we have adopted review of our related party transactions

Financial Reporting

  the integrity of our financial statements
  the accounting and financial reporting processes and the audits of our financial statements our systems of disclosure controls and procedures and internal control over financial reporting
Risk Management review of our risk assessment and enterprise risk management process

A copy of our Audit Committee charter is available free of charge on our website, www.net1.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Ball, Nkosi, and K. Pillay, with Mr. Ball acting as the Chairperson. The Remuneration Committee held four meetings during the 2021 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy

  review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation make recommendations to the Board with respect to incentive- and equity-based compensation plans review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change-in-control provisions and severance arrangements administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans review annually and make recommendations to the Board regarding director compensation assist management in developing and, when appropriate, recommending to the Board, the design of compensation policies and plans review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC
Human Resources & Workforce Management generally oversee our human resources and workforce management programs

A copy of our Remuneration Committee charter is available free of charge on our website, www.net1.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. K. Pillay, Ball and Hamid and Ms. Singh-Bushell, with Mr. K. Pillay acting as the Chairperson, replacing Mr. Mabuza in such capacity on August 18, 2021. The Nominating and Corporate Governance Committee held five meetings during the 2021 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance

  review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board make recommendations regarding proposals submitted by our shareholders establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance

Board Composition

  monitor the composition, size and independence of the Board establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available free of charge on our website, www.net1.com.

Social and Ethics Committee

The Social and Ethics Committee consists of Mses. Gobodo and Singh-Bushell and Mr. K, Pillay, with Mses. Gobodo acting as the Chairperson from August 18, 2021. The Social and Ethics Committee was established in May 2021 and thus did not hold any meetings during the 2021 fiscal year.

The Social and Ethics Committee was established to provide oversight of social and ethical matters related to our company and to ensure that we are and remain a committed socially responsible corporate citizen. We expect to finalize its charter during fiscal 2022 and will provide the committee's principal duties and responsibilities in our 2022 reporting cycle.

A copy of our Social and Ethics Committee charter will be made available free of charge on our website, www.net1.com once it has been finalized and adopted and all necessary approvals have been obtained.

Capital Allocation Committee

The Capital Allocation Committee consists of Messrs. Ball, Greenstreet, Mazanderani and Nkosi, with Mr. Ball acting as the Chairperson. The Capital Allocation Committee held two meetings during the 2021 fiscal year.

The principal duties and responsibilities of the Capital Allocation Committee are as follows:

Capital Allocation

  review and make recommendations to the Board regarding major investment proposals and capital allocations monitor the execution of approved acquisitions and review the performance of completed acquisitions
Investment Management establish, oversee and periodically review the performance of our investments ensure appropriate independent advice is sought in relation to major investments

A copy of our Capital Allocation Committee charter is available free of charge on our website, www.net1.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by Mr. K. Pillay, the Chairman, who assumed his role on August 18, 2021, replacing Mr. Mabuza following his tragic passing in June 2021. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership and strategic direction to our Chief Executive Officer, while Mr. K. Pillay facilitates our Board's independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with shareholders, and leads our Board's consideration of key governance matters.

The Board's Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

The Audit Committee has direct oversight of and actively assists the management team's process in identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. During fiscal 2021 our Audit Committee and our Board were involved in revisiting our risk framework and methodology as well as in identifying our strategic risks in the light of our revised strategy. This exercise was facilitated by an external consultant. We also invested in a new risk reporting system that is designed to improve the quality of our risk identification and the monitoring of progress on our mitigating action plans. This system is managed by our Compliance Department.

Furthermore, the Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate's independence, as well as the perceived needs of the Board and the candidate's background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates' viewpoints, backgrounds and experiences, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions the individual director holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experiences and capabilities on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
P.O. Box 2424
Parklands, 2121, South Africa
Fax: +27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our Corporate Governance Guidelines is available free of charge on our website at www.net1.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Messrs. Chris G.B. Meyer, Mali and Smith, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.net1.com.

SHARE OWNERSHIP GUIDELINES

Effective July 1, 2018, we adopted a share ownership guideline policy for our Chief Executive Officer, other executive officers, and our non-employee directors. Our Chief Executive Officer is expected to own shares in our Company that have a value of four times his annual base salary and our other executive officers are expected to own shares that have a value of two times their annual base salary. Our non-employee directors are expected to own shares of our Company that have a value equal to $250,000. Shares may be owned directly by the individual, owned jointly with or separately by the individual's spouse, or held in trust for the benefit of the individual, the individual's spouse or children. Unvested time-based equity awards acquired through our stock incentive plan are included in the computation of share ownership.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2021, our non-employee directors received compensation as described below.

Name	Fiscal 2021 Total Fee Arrangement ($)(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Options ($)	Other ($)(2)	Total ($)
Antony C. Ball	155,000	155,000	-	-	23,250	178,250
Ian O. Greenstreet	140,000	140,000	-	-	-	140,000
Javed Hamid(3)	120,000	70,000	-	-	-	70,000
Jabu A. Mabuza	240,000	240,000	-	-	-	240,000
Ali Mazanderani	125,000	125,000	-	-	-	125,000
Monde Nkosi(3)	120,000	70,000	-	-	10,500	80,500
Alasdair J.K Pein(4)	125,000	45,517	-	-	-	45,517
Kuben Pillay	155,000	142,500	-	-	21,819	164,319
Ekta Singh-Bushell(5)	200,000	255,833	-	-	-	255,833

(1) Column represents total fiscal 2021 fees for highest committee position held for the full year and has not been pro-rated or adjusted for the fee reduction referred to below.
(2) Represents value added taxes which are statutory indirect taxes charged in ZAR on Messrs. Ball, Nkosi and K. Pillay's compensation and reimbursed to them.
(3) Messrs. Hamid and Nkosi joined our Board in December 2020. Fees paid to these directors have been pro-rated for the period of service during fiscal 2021.
(4) Mr. Pein did not stand for re-election at our 2020 annual meeting and retired from our board following the meeting.

(5)  Fees earned or paid in cash ($) includes $60,000 paid to Ms. Singh-Bushell in recognition of the considerable extra time and effort spent by her in fiscal 2021, in her capacity as a director, for the special work performed to guide our Investment Company Act status application and working with external counsel in this regard.

Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters. In fiscal 2020, we performed a benchmarking analysis against the annual compensation of non-employee directors of U.S., UK, and South African comparable companies with a range of market equity capitalizations above, below and comparable to ours. We did not perform a similar analysis in fiscal 2021, however, we reduced the base fee for membership on our Board by 50%.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2021:

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in column
Plan Category	warrants and rights (a)	warrants and rights (b)	(a)) (c)
Equity compensation plans approved by security holders Stock incentive plan	1,294,832	$3.93	3,068,926

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, as well as evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2021. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentivizing nature of the compensation, including:

  a balanced mix between cash and equity, and annual and longer-term incentives;

  caps on incentive awards at reasonable levels;

  linear payouts between target levels with respect to annual cash incentive awards;

  discretion on individual awards, particularly in special circumstances; and

  long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

 In this Compensation Discussion and Analysis, we:

  Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.
  Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

 We anticipate that there may be changes to our compensation programs and rewards in fiscal 2022 as we continue to develop and revise our philosophy and goals regarding how best to motivate our executives and drive business value that is ultimately reflected in our underlying enterprise value for both the short- and long-term.

Pay for Performance

The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a "say-on-pay proposal"). At our annual meeting of shareholders held on November 11, 2020, approximately 39% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The low vote cast in favor of this proposal resulted from VCP voting against the compensation program put in place in 2020. The Remuneration Committee considered the outcome of that advisory vote in its design of the compensation structure for our new Group Chief Executive Officer and Chief Executive Officer: Southern Africa. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following policies and practices:

WHAT WE DO:	WHAT WE DON'T DO:
  Utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long-term shareholder value (100% of our FY2021 long-term incentives were performance-based and could only be earned if certain performance metrics were achieved)
Offer change-in-control severance gross-up payments
Structure total direct compensation for our named executive officers such that a significant portion is at risk	Offer routine or excessive perquisites for our named executive officers
Utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	Backdate or reprice stock options
Adopt a clawback policy, as of February 2017, that applies to our incentive programs	Utilize excessive incentive payments; incentive payments are capped to discourage inappropriate risk taking
Issue time-based awards to retain key employees
Conduct annual say-on-pay advisory votes
Follow stock ownership guidelines for certain of our executive officers
Award severance at the discretion of the Remuneration Committee given that there are no formal severance arrangements

We experienced a number of leadership transitions, as more fully described below, and therefore the following two current and three former executive officers are our NEOs for the fiscal year 2021:

Name of Executive Officer	Title
Current Executives
Alex M.R. Smith(1)	Chief Financial Officer, Treasurer, Secretary and Director
Lincoln C. Mali(2)	Chief Executive Officer: Southern Africa and Director

Former Executives
Herman G. Kotzé(3)	Former Chief Executive Officer and Director
Philip S. Meyer(4)	Former Managing Director - International Payments Group
Nunthakumarin Pillay(5)	Former Managing Director: Southern Africa

(1) Mr. Smith also served as our interim Chief Executive Officer following the departure of Mr. Kotzé. Mr. Smith was interim Chief Executive Officer from September 2020 through to the appointment of Mr. Chris G.B. Meyer in July 2021.

(2) Mr. Mali joined us in May 2021 as our Chief Executive Officer: Southern African.

(3) Mr. Kotzé's employment with the Company terminated on September 30, 2020.

(4) Mr. Philip S. Meyer's employment with the Company terminated on October 30, 2020.

(5) Mr. N. Pillay's employment with the Company terminated on April 30, 2021.

Fiscal 2021 Compensation Summary

Base Salary. Mr. Smith received a base salary increase during fiscal 2021.

Performance-Based Annual Cash Incentive. We did not establish a performance-based cash incentive for our named executives during fiscal 2021.

Long-Term Equity Based Incentives. In May 2021, we made an annual award of restricted stock to Mr. Smith with vesting based on our shares of common stock equaling or exceeding certain stock price levels during specific measurement periods from June 30, 2021, to June 30, 2024, and his continual service on a full-time basis with us through June 30, 2024.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2021

We appointed a new Group Chief Executive Officer of our company on July 1, 2021, and our Chief Executive Officer: Southern Africa, a new position, joined us on May 1, 2021. The goal of our executive compensation program is the same as our goal for operating our Company-to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive's individual contributions, and compensation practices of other U.S.-based and South Africa-based public companies, including companies in our "peer group" described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short- and long-term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay. Each component promotes value creation and aligns our management team's compensation with our long-term strategic objectives.

We were unable to put an objective-based performance program in place in respect of fiscal 2021 due to the transitional and transformational nature of the period.

Fixed/ Variable	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	Base Salary increases are determined based on market considerations and do not necessarily occur each year
Variable Compensation	Bonus	Cash	Bonus is discretionary and dependent upon individual performance
	Performance-Based Cash Annual Incentive	Cash	Awards are based on qualitative and quantitative factors
	Performance-Based Long-Term Equity-Based Incentives	Equity	Equity grants are subject to continued service and/or defined performance indicators
	Other benefits	Cash	Benefits based on territory-specific employment benefits available to peer company executives in similar position, as negotiated

Pay Mix for Group Chief Executive Officer

Our Remuneration Committee did not set compensation elements for our chief executive officer for fiscal 2021 because we did not have a full-time chief executive for that year. Our Remuneration Committee has not yet set comprehensive compensation elements for our Group Chief Executive Officer for fiscal 2022.

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments and grants of restricted stock that vest based on the achievement of predefined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer's scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently three directors on the committee. Each member of the committee is required to be:

  An independent director under independence standards established by the Nasdaq.
  A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
  An outside director under Section 162(m) of the Internal Revenue Code to the extent applicable or otherwise necessary.

Process and General Industry Benchmarking

The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

The Remuneration Committee's process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. The compensation of other named executive officers is generally determined based on specific performance criteria established by our Group Chief Executive Officer and approved by the Remuneration Committee. However, this process was not followed during fiscal 2021 because we did not have a Group Chief Executive Officer for most of fiscal 2021 and we only had one named executive officer that served for the entire year.

Employment and Other Agreements

Current Executives

We have entered into employment agreements and restrictive covenant agreements with each of Messrs. Chris G.B. Meyer and Smith in connection with their roles as our Group Chief Executive Officer and Chief Financial Officer, respectively. In addition, each of Messrs. Chris G.B. Meyer, Mali and Smith and our wholly owned subsidiary, Net1 Applied Technologies South Africa Proprietary Limited, entered into contracts of employment ("SA Employment Contract") and restrictive covenant agreements, which became effective on July 1, 2021, May 1, 2021, and March 1, 2018, respectively. Each of these executive officers is entitled to receive an annual base salary and an annual bonus/cash incentive award (as discussed above).

Our current named executive officers' restrictive covenant agreements provide that upon the termination of their services with us, each is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. Mr. Chris G.B. Meyer is restricted for a period of 12 months with respect to working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The employment agreements provide that each of Messrs. Chris G.B. Meyer's and Smith's employment is at-will and all our current named officer's SA Employment Contracts provide that either party may terminate the agreement with three months' notice.

Former Executives

Mr. Kotzé resigned from his position as Chief Executive Officer and as a member of the Board, effective as of September 30, 2020. For more information, see "Certain Relationships and Related Transactions-Separation Arrangement with Mr. Kotzé."

In November 2020, we entered into a new employment agreement, effective November 1, 2020, with Mr. N. Pillay in connection with his roles with Net1 SA. Pursuant to this agreement, and in addition to the change in his base salary, we agreed to pay him a once off payment of ZAR 1,318,750, or $84,850, to compensate him for extending his notice period from the statutorily prescribed one month to three months, and a once off payment of ZAR 1,318,750, or $84,850, to compensate him for entering into a three-month restraint period. On March 15, 2021, Mr. N. Pillay resigned his position as Managing Director: Southern Africa and we mutually agreed that Mr. N. Pillay's last day of employment would be April 30, 2021.

On October 30, 2020, we entered into a separation agreement ("PSM Separation Agreement") with Mr. Philippus S. Meyer. The PSM Separation Agreement provided for a final payment of HKD 150,000 to Mr. P.S. Meyer as well as other benefits, including the transfer of various assets to Mr. P.S. Meyer. In addition, the PSM Separation Agreement includes a customary general release and waiver of claims by Mr. P.S. Meyer related to his separation from us, but does not include the waiver of claims against Mr. P.S. Meyer for his period as an employee or director of certain entities within our group.

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive's previous compensation arrangements (i.e. for Messrs. Chris G.B. Meyer and Mali) (refer also to "-Equity grants" below); the current cash total compensation package (which includes salary; potential bonus and cash incentive award plan compensation); any previously received equity awards; the value of the grant at the time of the award; and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2021 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries
Individual contributions and performance	Internal equity
Retention needs	Experience
Complexity of roles and responsibilities	Succession planning

Adjustments to Base Salary

Salaries for fiscal 2021 for Messrs. Smith and N. Pillay were determined in the first quarter of fiscal 2021 after a review of our peer group companies described above. Messrs. Smith and N. Pillay received base salary increases of 2.5% and 5.0%, respectively. No other adjustments were made. In November 2021, we entered into a new employment agreement with Mr. N. Pillay converting his base salary from ZAR-denominated to USD-denominated, which was paid in ZAR, which resulted in a 1% increase, measured in ZAR on the date of the new contract, in his base salary.

Base Salary Determined Under Employment Agreements

Mr. Mali's base salary was based on his employment agreement that became effective May 1, 2021.

Performance-Based Pay

Mr. Smith

The Remuneration Committee did not establish a cash incentive award plan for our executives for fiscal 2021.

Equity grants

Time-based Equity Incentive Awards

On May 1, 2021, pursuant to his SA Employment Contract and upon the recommendation of the Remuneration Committee, we awarded 77,040 shares of restricted stock to Mr. Mali. Vesting of these shares of restricted stock is subject to Mr. Mali's continued employment with us through June 30, 2024. No time-based equity incentive awards were made to Messrs. Smith, Kotzé, P.S. Meyer or N. Pillay during fiscal 2021.

Performance-based Equity Incentive Awards

On May 5, 2021, our Board, upon the recommendation of the Remuneration Committee, awarded 73,734 and 85,000 shares of restricted stock to Messrs. Mali and Smith, respectively. Mr. Mali's award was pursuant to his SA Employment Contract.

In order for any of the shares to vest, the following conditions must be satisfied: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from June 30, 2021, to June 30, 2024, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met. If either one of these conditions is not satisfied, then none of the shares of restricted stock will vest and they will be forfeited.

The performance-based awards vest based on the achievement of the following targeted stock price levels during the measurement period, of:

   Period ended June 30, 2022, if our stock price as of June 30, 2022, is $5.65 or higher: 33% vest;
   Period ended June 30, 2023, if our stock price as of June 30, 2023, is $6.78 or higher: 67% vest;
   Period ended June 30, 2024, if our stock price as of June 30, 2022, is $8.14 or higher: 100% vest.

Any shares that do not vest in accordance with the above-described conditions will be forfeited.

OTHER CONSIDERATIONS

Section 162(m)

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRC"), limited our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million could be deducted if it was "performance-based compensation." Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017.

Prior to the TCJA, the Remuneration Committee had not adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our objectives. Going forward, while the Remuneration Committee intends to evaluate the effects of the revised compensation limits of Section 162(m) on any compensation it proposes to grant, it intends to continue to provide future compensation in a manner consistent with our best interests and those of our shareholders, including compensation that is potentially not deductible.

The Remuneration Committee's Advisors

We did not use any independent compensation advisors during fiscal 2021.

Clawback Policy

The Remuneration Committee adopted a clawback policy in February 2017 which applies to named executive officers who receive "incentive compensation". For purposes of the Clawback Policy "incentive compensation" means any cash compensation or the portion of an award of cash compensation that is granted, earned or vested based wholly upon the attainment of a performance measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements or derived wholly or in part from such measure and share price or total shareholder return. The policy requires the forfeiture, recovery or reimbursement of the incentive compensation earned within the two-year period preceding the date on which we are required to prepare an accounting restatement under the applicable plans as:

  required by applicable law; or
  due to material noncompliance with any financial reporting requirement under U.S. securities laws that is caused by any current or former named executive officer's fraud or intentional misconduct that caused or substantially caused the need for such restatement.

Anti-Hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2021

The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of three independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with Mr. Chris G.B. Meyer. Based on this review and discussion, the Remuneration Committee recommended to our Board that the "Compensation Discussion and Analysis" section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Antony C. Ball, Chairman
Monde Nkosi
Kuben Pillay

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the "total compensation" earned during fiscal years 2021, 2020 and 2019, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2021. The actual value realized by our named executive officers in fiscal 2021 from long-term equity incentives (options and restricted stock) is presented on page 26 under Option Exercises and Stock Vested.

Target annual incentive awards for fiscal 2021 are presented in the Grants of Plan-Based Awards table on page 25.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2021, 2020 and 2019.

				Stock	Option	Non-Equity
		Salary	Bonus	Awards	Awards	Incentive Plan	All Other
		(2)	(3)	(4)	(4)	Compensation (3)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Alex M.R. Smith, Chief Financial Officer, Treasurer, Secretary and Director	2021	395,650	-	265,200	-	-	-	660,850
	2020	357,050	-	405,000	-	211,296	-	973,346
	2019	375,000	-	23,100	60,600	120,000	-	578,700

Lincoln C. Mali, Chief Executive Officer: Southern Africa	2021	83,398	-	663,785	-	-	-	747,183
	2020	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-

Herman G. Kotzé, former Chief Executive Officer and Director	2021	300,418	-	225,116	-	-	140,922(5)	666,456
	2020	666,925	-	1,352,700	-	528,343	37,286(5)	2,585,254
	2019	721,000	-	44,660	117,160	200,569	25,639(5)	1,109,028

Philip S. Meyer, Managing Director - IPG	2021	33,453	-	-	-	-	44,125(6)	77,578
	2020	200,720	-	-	-	-	149,280(6)	350,000
	2019	197,266	-	-	54,540	92,536	149,280(6)	493,622

Nunthakumarin Pillay , Managing Director: Southern Africa	2021	274,248	-	-	-	-	234,892(7)	509,140
	2020	300,591	-	542,700	-	186,809	35,294(7)	1,065,394
	2019	336,339	-	23,100	60,600	120,000	19,023(7)	559,062

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2021, 2020 or 2019. All other columns have been omitted. Mr. Kotzé left us on September 30, 2020, Mr. P.S. Meyer left us on October 30, 2020 and Mr. N. Pillay left us on April 30, 2021.

(2) The applicable amount for Messrs. Kotzé and Smith was denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Mali's salary is from May 1, 2021 and was denominated and paid in ZAR and has been converted into USD at the average exchange rate for the applicable period. Mr. N. Pillay's salary was denominated and paid in ZAR until October 31, 2020, and has been converted into USD at the average exchange rate to that period, and was denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment from November 1, 2020 until his departure on April 30, 2021.

(3) Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. Kotzé, Smith, P.S. Meyer and N. Pillay for the fiscal years ended June 30. The amounts for Messrs. Kotzé and Smith were denominated in USD, the amounts for Mr. N. Pillay were denominated and paid in ZAR and converted into USD at the average exchange rate for the year in which the amount was earned.

(4) Represents FASB ASC Topic 718 grant date fair value of restricted stock and stock options granted under our stock incentive plan. See note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2021, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5) Includes $140,922, $37,286, and $25,639 related to the encashment of leave for fiscal 2021, 2020 and 2019, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment.

(6) Represents payments made by us for Mr. P.S. Meyers's club memberships, use of motor vehicles and medical benefits. Fiscal 2021 includes a final payment of $19,245 (the USD equivalent of HKD 150,000) and a housing allowance of $17,000. Fiscal 2019 and 2018 amounts each include a housing allowance of $102,000.

(7) Fiscal 2021 includes a payment of $84,850 (the USD equivalent of ZAR 1,318,750) to extend his notice period from the statutory minimum of one month to three months and a payment of $84,850 (ZAR 1,318,750) restraint of trade payment to compensate him for entering into a three-month restraint period. Also includes reimbursement of mobile phone expenditure of $1,912, $2,313, and $2,541 for fiscal 2021, 2020 and 2019, respectively, and also includes the encashment of leave of $63,280, $32,981 and $16,485 for fiscal 2021, 2020 and 2019, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment.

PAY RATIO DISCLOSURE

We did not have a full-time chief executive officer for fiscal 2021, and therefore we have annualized Mr. Mali's total compensation for the purposes of our pay ratio disclosure. Mr. Mali, who served as our Chief Executive Officer: Southern Africa from May 1, 2021, had total compensation for fiscal year 2021 of $747,183, as reflected in the Summary Compensation Table above. On an annualized basis his total annual compensation for fiscal 2021 is $1,164,173. We have selected June 30, 2021, as the date to identify our median employee. As of June 30, 2021, we had 3,079 employees and we have used these 3,079 employees as our pay ratio disclosure population. Almost all of our employees included in this population are based in jurisdictions outside of the United States and the vast majority, approximately 99%, of these employees, are employed in South Africa and contribute to our processing and financial services businesses.

We have used the annualized functional currency base salary of our employees included in our pay ratio disclosure population as of June 30, 2021, and calculated the United States dollar equivalent of these salaries by converting the functional currency amounts to United States dollars using exchange rates as of June 30, 2021. We have sorted this list from lowest to highest and we estimate that our median employee had a United States dollar equivalent salary of $5,883 as of June 30, 2021. Mr. Mali's fiscal year 2021 annualized base salary of $500,388 was approximately 85 times that of our median employee.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company's workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

ACTUAL 2021 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2021 for our named executive officers:

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2021 to each of our named executive officers.

				All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Type of Award	(#)	($)

Alex M.R. Smith	05/05/21	05/05/21	RS	85,000	265,200
Lincoln. C. Mali	05/05/21	05/05/21	RS	73,734	230,050

(1) RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2021. All other columns have been omitted.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2021. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $4.71 of our common stock on June 30, 2021, the last trading day of the fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Alex M.R. Smith	20,000	10,000	$6.20	09/07/2028	30,000(1)	141,300
					20,000(2)	94,200
					80,000(3)	376,800
					85,000(4)	400,350

Lincoln C. Mali					77,040(5)	362,858
					73,734(4)	347,287

(1)	These shares of restricted stock were awarded in September 2018, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis when the condition in (2) is met, and (2) the price of our common stock must equal or exceed certain agreed VWAP levels for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2021 and ending on December 31, 2021 - (i) one-third of the shares will vest if our share price is at or above $15.00 and below $19.00; (ii) two-thirds of the shares will vest if our share price is at or above $19.00 and below $23.00; and (iii) all of the shares will vest if our share price is at or above $23.00.

(2)	These shares of restricted stock were awarded in February 2020, and will vest in full on June 20, 2023, subject to the continued employment of the recipient on a full-time basis on the vesting date.

(3)	These shares of restricted stock were awarded in February 2020 and will vest in full subject to the satisfaction of the following conditions: (1) achievement of an agreed return on average net equity per year during a measurement period commencing from July 1, 2021, through June 30, 2023 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(4)	These shares of restricted stock were awarded in May 2021 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from June 30, 2021, to June 30, 2024, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(5)	These shares of restricted stock were awarded in May 2021, and one third of these shares are scheduled to vest on each of May 1, 2022, 2023 and 2024, with vesting conditioned upon continuous service through the applicable vesting date.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers. The following table shows all stock awards that vested during fiscal 2021:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)(1)
	50,000	166,000
Herman G. Kotzé	66,800	225,116
Philip s. Meyer	15,000	49,800
Nunthakumarin Pillay	15,000	49,800
(1) The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Under the terms of their employment agreements, our named executives are entitled to three months written notice before any termination would take effect. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our company or termination of employment following such a change in control. However, on August 5, 2020, we entered into a Separation and Release of Claims Agreement with Mr. Kotzé (the "Separation Agreement"). For more information, see "Certain Relationships and Related Transactions-Separation Arrangement with Mr. Kotzé".

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Separation Arrangement with Mr. Kotzé

On August 5, 2020, we entered into a Separation Agreement with Mr. Kotzé. The Separation Agreement provides for certain payments and other benefits to Mr. Kotzé, including without limitation, the following: (a) a severance payment of two months' salary, or $120,167, less applicable withholdings and deductions; and (b) the vesting of 66,800 shares of time-based restricted stock granted to Mr. Kotzé in February 2020. In addition, the Separation Agreement includes a general release and waiver of claims by Mr. Kotzé related to Mr. Kotzé's employment with us.

On August 5, 2020, as contemplated by the Separation Agreement, we entered into a Consulting Agreement (the "Kotzé Consulting Agreement") with Mr. Kotzé. Under the Kotzé Consulting Agreement, Mr. Kotzé provided consulting services to us as an independent contractor for a period of up to six months following the lapse of the two-month post-notice period after his departure (i.e., December 1, 2020 through May 31, 2021). We paid Mr. Kotzé $30,000 per month for such services.

Consulting Agreement with Mr. Ali Mazanderani

On August 5, 2020, we entered into a Consulting Agreement with Mr. Mazanderani (the "Mazanderani Consulting Agreement") pursuant to which Mr. Mazanderani will, among other things, consult with the Board and the Chief Executive Officer for a period of two years on matters regarding our strategy. Mr. Mazanderani has extensive experience in global fintech businesses, including in several of the Company's principal geographies and product lines.

Pursuant to the terms of the Mazanderani Consulting Agreement, Mr. Mazanderani will receive $200,000 per year (the "Consulting Fee"), will be eligible for a short-term incentive bonus of up to 100% of the Consulting Fee, subject to the achievement of certain pre-determined performance targets, and was granted an option to purchase 150,000 shares of our common stock at an exercise price of $3.50 per share, pursuant to our stock incentive plan.

Disgorgement proceeds from VCP

In late September 2020, Value Capital Partners (Pty) Ltd ("VCP"), a significant shareholder, notified us that it would make payment to us related to the disgorgement of short-swing profits from the purchase of common stock by VCP pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended and our insider trading policy. We recognized these proceeds as a capital contribution from shareholders and recorded an increase of $0.1 million, net of taxes of $0.02 million, to additional paid-in capital in our unaudited condensed consolidated statement of changes in equity for the three months ended September 30, 2020. The gross proceeds of $0.12 million are recorded within cash flows from financing activities in our consolidated statement of cash flow for the year ended June 30, 2021.

Familial Relationships

There are no familial relationships among any of our directors or executive officers.

Policy Agreement with IFC Investors and Cooperation Agreement with VCP

Pursuant to the Policy Agreement, dated April 11, 2016 (the "Policy Agreement"), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the "IFC Investors") and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors have advised us that the IFC Investors regard Mr. Hamid as the independent director nominated by the IFC Investors under the terms of the Policy Agreement. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a "put right."

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect to a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Pursuant to a Cooperation Agreement, dated May 13, 2020 and a December 9, 2020 amendment, (collectively the "Cooperation Agreement"), between VCP and us, VCP is entitled to designate one nominee to our Board. VCP has designated Mr. A.C. Ball as its nominee to our Board. In addition, pursuant to the Cooperation Agreement, VCP has agreed to refrain from acquiring more than 24.9% of our outstanding common stock or taking certain actions, including acting in concert with others, that could result in a change of control of our Company. These restrictions remain in effect through the date of our 2022 annual meeting of shareholders.

Independent Director Agreements

We have entered into independent director agreements with each of our independent directors, providing for, among other things, the terms of each director's service, compensation and liability.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Smith is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

  the nature of the related person's interest in the transaction;

  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  the importance of the transaction to the related person;

  the importance of the transaction to us;

  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2021 and 2020.

	2021 $ '000	2020 $ '000
Audit Fees	1,909	2,117
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees - This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management's assessment of the effectiveness of our internal control over financial reporting and the auditors' independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." There were no such fees paid in the fiscal years ended June 30, 2021 or 2020.

Tax Fees - This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return reviews and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2021 or 2020.

All Other Fees - This category consists of miscellaneous fees that are not otherwise included in the previous three categories. There were no such fees paid in the fiscal years ended June 30, 2021 or 2020.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2021 and 2020, all of the services provided by Deloitte with respect to fiscal years 2021 and 2020 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of at least three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board, which is available on our website free of charge at www.net1.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Mses. Singh-Bushell and Gobodo and Mr. Greenstreet. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Mr. Smith represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Smith and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These matters included a discussion of Deloitte's judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm's independence.

Based upon the Audit Committee's discussion with management and Deloitte and the Audit Committee's review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2021, for filing with the SEC.

Audit Committee
Ekta Singh-Bushell, Chairperson
Nonkululeko N. Gobodo
Ian O. Greenstreet

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 24, 2021, information about beneficial ownership of our common stock by:

  each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

  each of our current directors and named executive officers; and

  all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 56,996,214 shares of common stock outstanding as of September 24, 2021. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 24, 2021 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder's address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common Stock
Name	Beneficially Owned
	Number	%
Antony C. Ball	-	*
Nonkululeko N. Gobodo	-	*
Ian O. Greenstreet	-	*
Javed Hamid	-	*
Ali Mazanderani(1)	75,000	*
Lincoln C. Mali(2)	150,774	*
Chris G.B. Meyer(3)	234,608	*
Monde Nkosi	-	*
Kuben Pillay	-	*
Ekta Singh-Bushell	7,000	*
Alex M.R. Smith (4)	267,817	*
Value Capital Partners (Pty) Ltd (5)	12,425,670	21.80%
IFC Investors and Related Entities(6)	7,881,142	13.83%
Directors and Executive Officers as a Group(7)	735,199	1.29%

*Less than one percent
(1) Comprises options to purchase 75,000 shares of common stock, all of which are currently exercisable.
(2) Comprises 150,744 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.
(3) Comprises 234,608 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.

(4) Comprises (i) 22,817 shares of common stock; (ii) 215,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 30,000 shares of common stock, all of which were exercisable as of September 24, 2021.

(5) According to Amendment No. 4 to Schedule 13D filed by VCP with the SEC on December 22, 2020, VCP has sole voting and dispositive power over these securities. VCP's business address is 173 Oxford Road, 8th Floor, Rosebank, Gauteng, 2196, South Africa. Antony C. Ball is the non-executive chairman and Monde Nkosi is an executive director of VCP.

(6) According to Amendment No. 1 to Schedule 13D filed by the IFC Investors and related entities with the SEC on May 29, 2020: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 2,781,615 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, and (e) IFC FIG Fund (GP), LLP ("FIG GP") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, and FIG, a United Kingdom limited partnership, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC and FIG are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments. The business address of the aforementioned entities is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(7) Represents shares beneficially owned by our directors and executive officers as a group. Includes shares issuable upon exercise of options to purchase 105,000 shares of common stock, all of which are currently exercisable and 600,382 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2021, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, our annual report (with exhibits) is available at the SEC's website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2022 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2022 annual meeting of shareholders must deliver them to us by June 6, 2022, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2022 annual meeting of shareholders (other than a proposal presented for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 6, 2022, as set forth more fully in Section 2.08 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 6, 2022, as set forth more fully in Section 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P.O. Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed in early October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Kuben Pillay
Chairman
October 1, 2021

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET1

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. [X]
Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Kuben Pillay	☐	☐	02 - Chris G.B. Meyer	☐	☐	03 - Alex M.R. Smith	☐	☐
04 - Antony C. Ball	☐	☐	05 - Nonku N. Gobodo	☐	☐	06 - Ian O. Greenstreet	☐	☐
07 - Javed Hamid	☐	☐	08 - Lincoln C. Mali	☐	☐	09 - Ali Mazanderani	☐	☐
10 - Monde Nkosi	☐	☐	11 - Ekta Singh-Bushell	☐	☐			

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2022	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

03IO8B

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Net 1 UEPS Technologies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 17, 2021. The undersigned appoints Chris G.B. Meyer and Alex M. R. Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3.

PROXY SERVICES
c/o Computershare
PO Box 505008
Louisville, KY 40233-9814

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

NET1

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. X
Please do not write outside the designated areas.

Proxy for Shareholders Registered on South African Branch Register

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Kuben Pillay	☐	☐	02 - Chris G.B. Meyer	☐	☐	03 - Alex M.R. Smith	☐	☐
04 - Antony C. Ball	☐	☐	05 - Nonku N. Gobodo	☐	☐	06 - Ian O. Greenstreet	☐	☐
07 - Javed Hamid	☐	☐	08 - Lincoln C. Mali	☐	☐	09 - Ali Mazanderani	☐	☐
10 - Monde Nkosi	☐	☐	11 - Ekta Singh-Bushell	☐	☐			

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2022	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

03I08B

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy for Shareholders Registered on South African Branch Register

THIS SOUTH AFRICAN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 17, 2021. The undersigned appoints Chris G.B. Meyer and Alex M. R. Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South Africa proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this South African proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3.

JSE INVESTOR SERVICES (PTY) LTD
Physical address: 13th floor, 19 Ameshoff Street, corner Biccard, Braamfontein
Postal address: PO Box 4844 Johannesburg 2000
Fax: +27 (0) 86 674 2450

E-mail: meetfax@jseinvestorservices.co.za

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.